                                                                    Exhibit 3(2)


           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                      OF

                            CNA SURETY CORPORATION

     It is hereby certified that:

     FIRST: The name of the corporation (hereinafter called the "corporation") is CNA Surety Corporation.

     SECOND: The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article Fourth the following new Article Fourth:

        "FOURTH: The total number of shares which the corporation shall have the authority to issue is One Hundred Twenty Million
        (120,000,000) shares which shall consist of the following classes:

              A. COMMON STOCK: The total number of shares of common stock which the corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, par value $0.01 per share (the "Common Stock").

              B. PREFERRED STOCK: The total number of shares of preferred stock which the corporation shall have authority to issue is Twenty Million (20,000,000) shares, par value $0.01 per share (the "Preferred Stock").

              1. Shares of Preferred Stock may be divided into and issued in series or classes as from time to time determined by the board of directors of the corporation, the shares of each series or class to have such voting rights, designations, preferences, and relative, participating, optional or special rights, and qualifications, limitations or restrictions thereof as determined by the board of directors of the corporation as hereinafter provided. Each series or class shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

     Authority is hereby expressly granted to the board of directors of the corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by the General Corporation Law of the State of Delaware, to authorize the issuance of one or more series or classes of Preferred Stock and with respect to each such series or class to fix for such series or class the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the board of directors of the corporation with respect to each series or class shall include, but not be limited to, the determination or fixing of the following: (i) the designation of such series or class; (ii) the dividend rate of such series or class, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the corporation, and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series or class shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series or class; (v) whether or not the shares of such series or class shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange; (vi) the extent, if any, to which the holders of shares of such series or class shall be entitled to vote with respect to the election of directors or otherwise; (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and (viii) the rights of the holders of the shares of such series or class upon the liquidation, dissolution, or distribution of assets of the corporation.

     2. The board of directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     3. Each share of Preferred Stock issued by the corporation, if reacquired by the corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the corporation in accordance with this Article FOURTH."

     3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     4. The effective time of the amendment herein certified shall be May 27, 1997.

Signed on    May 27    , 1997.
         --------------

                                                 /s/ Mark C. Vonnahme
                                                 ------------------------------
                                                 Mark C. Vonnahme, President